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                                INDEX TO EXHIBITS

    Exhibit
    -------

     Ex-10(au)   Copy of Land Option Agreement between The Claridge at Park
                 Place, Incorporated and Robert Schiff dated March 21, 1994.*

     Ex-10(av)   Copy of Land Option Agreement between The Claridge at Park
                 Place, Incorporated and Abraham Schiff and Robert Schiff, t/a
                 Schiff Enterprises dated March 21, 1994.*



 * The Claridge Hotel and Casino Corporation has filed an application with the Securities and Exchange Commission requesting confidential treatment of certain provisions contained in these exhibits.
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